Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2019

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2019 Operating Results

DALLAS, TEXAS, October 29, 2019 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $53.1 million for the quarter ended September 30, 2019. In comparison, for the quarters ended June 30, 2019 and September 30, 2018, the Bank reported net income of $54.1 million and $50.1 million, respectively. For the nine months ended September 30, 2019, the Bank reported net income of $165.6 million, as compared to $140.6 million for the nine months ended September 30, 2018.

Total assets at September 30, 2019 were $73.8 billion, compared with $74.5 billion at June 30, 2019 and $72.8 billion at December 31, 2018. The $0.7 billion decrease in total assets for the third quarter was attributable primarily to decreases in the Bank's short-term liquidity portfolio ($1.3 billion) and advances ($0.6 billion), partially offset by increases in the Bank's mortgage loans held for portfolio ($0.6 billion) and long-term investments ($0.5 billion). The $1.0 billion increase in total assets for the nine months ended September 30, 2019 was attributable primarily to increases in the Bank's mortgage loans held for portfolio ($1.4 billion), long-term investments ($1.1 billion) and short-term liquidity portfolio ($0.9 billion), partially offset by a decrease in the Bank's advances ($2.6 billion).

Advances totaled $38.2 billion at September 30, 2019, compared with $38.8 billion at June 30, 2019 and $40.8 billion at December 31, 2018. The Bank's mortgage loans held for portfolio totaled $3.6 billion at September 30, 2019, as compared to $3.0 billion at June 30, 2019 and $2.2 billion at December 31, 2018.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.2 billion, $1.2 billion and $1.5 billion at September 30, 2019, June 30, 2019 and December 31, 2018, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $17.2 billion at September 30, 2019, as compared to $16.7 billion at June 30, 2019 and $15.8 billion at December 31, 2018. At September 30, 2019, June 30, 2019 and December 31, 2018, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes, totaled $13.1 billion at September 30, 2019, compared to $14.4 billion at June 30, 2019 and $12.2 billion at December 31, 2018.

The Bank's retained earnings increased to $1.189 billion at September 30, 2019 from $1.155 billion at June 30, 2019 and $1.081 billion at December 31, 2018. On September 26, 2019, a dividend of $19.2 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2019 (and, for comparative purposes, as of June 30, 2019 and December 31, 2018, and for the quarters ended June 30, 2019 and September 30, 2018 and the nine months ended September 30, 2018) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2019 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 815 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended September 30, 2019
(Unaudited, in thousands)

	September 30, 2019	June 30, 2019	December 31, 2018
Selected Statement of Condition Data:

Assets
Investments (1)	$31,596,300	$32,405,827	$29,551,929
Advances	38,180,593	38,778,599	40,793,813
Mortgage loans held for portfolio, net	3,603,112	3,034,267	2,185,503
Cash and other assets	400,863	299,550	242,045
Total assets	$73,780,868	$74,518,243	$72,773,290

Liabilities
Consolidated obligations
Discount notes	$33,878,782	$39,656,798	$35,731,713
Bonds	33,744,493	29,481,562	31,931,929
Total consolidated obligations	67,623,275	69,138,360	67,663,642
Mandatorily redeemable capital stock	7,106	7,093	6,979
Other liabilities	2,440,239	1,554,725	1,338,413
Total liabilities	70,070,620	70,700,178	69,009,034
Capital
Capital stock — putable	2,478,206	2,582,594	2,554,888
Retained earnings	1,189,261	1,155,367	1,081,367
Total accumulated other comprehensive income	42,781	80,104	128,001
Total capital	3,710,248	3,818,065	3,764,256
Total liabilities and capital	$73,780,868	$74,518,243	$72,773,290

Total regulatory capital (2)	$3,674,573	$3,745,054	$3,643,234

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Selected Statement of Income Data:
Net interest income (3) (4)	$67,912	$62,474	$80,937	$202,364	$225,035
Other income (loss) (4)	14,900	22,144	(2,503)	54,021	196
Other expense	23,803	24,525	22,798	72,393	68,958
AHP assessment	5,905	6,015	5,565	18,414	15,632
Net income	$53,104	$54,078	$50,071	$165,578	$140,641

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2019, June 30, 2019 and December 31, 2018, total regulatory capital represented 4.98 percent, 5.03 percent and 5.01 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for mortgage loan losses.

(4)
Beginning January 1, 2019, the Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." Prior to January 1, 2019, these amounts were recorded in other income (loss). During the quarter ended September 30, 2019, the quarter ended June 30, 2019 and the nine months ended September 30, 2019, fair value hedge ineffectiveness reduced net interest income by $6.279 million, $15.625 million and $31.244 million, respectively.

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